Exhibit 99.1




DATE:             October 24, 2007

CONTACT:          Alan W. Dakey
                  President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133


                         MID PENN BANCORP, INC. REPORTS
                  THIRD QUARTER EARNINGS AND DECLARES DIVIDEND

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, November 26, 2007, to shareholders of record Wednesday, November 7, 2007.

         Mid Penn Bancorp, Inc. also reported third quarter earnings of $.35, the same as the $.35 per share earned during the third quarter of 2006. Net income during the quarter was $1,210,000, compared to $1,242,000 earned in the same quarter of 2006.

         Total assets at September 30, 2007, were approximately $504 million, an increase of 10.5% from the prior year. Gross loans of $372 million increased by $40 million or 12.2% at September 30, 2007, compared to September 30, 2006. The increase in loans was primarily in the commercial loan portfolio.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive independent community bank offering a full line of business, personal, and trust services. Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, has offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties and has just opened its 15th office on 21st and Market Streets in Camp Hill, Pennsylvania.

         For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.